Exhibit 99.1

Dendreon Corporation Reports First Quarter 2005 Financial Results

Management Will Host Conference Call at 4:30 pm ET

SEATTLE, WA, May 9, 2005 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the quarter ended March 31, 2005. Revenues for the first quarter of 2005 were $57,000 compared to $4.7 million for the quarter ended March 31, 2004. The decrease in revenue for the quarter ended March 31, 2005 was due primarily to revenue recognized in the quarter ended March 31, 2004, in connection with Dendreon’s license agreement with Nuvelo, Inc. for Dendreon’s novel anticoagulant, recombinant nematode anticoagulant protein c2 (rNAPc2).

The net loss for the quarter ended March 31, 2005 was $19.5 million, or $0.33 per share, compared to a net loss of $14.9 million, or $0.28 per share, for the same quarter a year ago.

Dendreon’s total operating expenses for the three months ended March 31, 2005 were $20.7 million compared to $20.0 million for the same period in 2004. Net cash used in operations in the three months ended March 31, 2005 was $19.6 million compared to $14.9 million in the same period in 2004.

Cash, cash equivalents, short-term, and long-term investments as of March 31, 2005 totaled $175.0 million.

First Quarter Highlights:

•	Presented the final three-year survival analysis of Phase 3 study D9901 demonstrating a statistically significant survival benefit in all patients with advanced prostate cancer treated with Provenge®. According to the final three-year intent-to-treat analysis of the Company’s first randomized Phase 3 clinical study, patients receiving Provenge had a 4.5 month improvement in their median survival and a greater than 3-fold increase in survival at 36 months when compared to patients receiving placebo. The final data from the D9901 study were presented by Eric J. Small, M.D., professor of medicine and urology at the University of California, San Francisco, at the 2005 Multidisciplinary Prostate Cancer Symposium.

•	Presented the results from a National Cancer Institute-sponsored Phase 2 study of Provenge, in combination with Genentech, Inc.’s Avastin™ (bevacizumab). The study data showed that the combination of the products increased the PSA doubling time (PSADT) in patients with prostate cancer that had relapsed after surgery or radiation therapy. The median pre-treatment PSADT for the 21 evaluable patients was 6.7 months and the median on-treatment PSADT grew to 12.7 months, an approximate 90 percent increase in PSADT. The data were presented by Brian Rini, M.D., assistant professor of medicine, University of California, San Francisco, at the 2005 Multidisciplinary Prostate Cancer Symposium.

•	Announced in January that an interim analysis of the Provenge Phase 3 study D9902A did not show a delay in time to disease progression, however, an interim analysis of overall survival in the intent-to-treat patient population indicated that both the survival rates and the median survival benefit compared to placebo show trends that are similar to the results observed in the final three-year survival analysis of the D9901 study.

Conference Call

LIVE Access on May 9, 2005, 1:30 p.m. PT; 4:30 p.m. ET:

•	Phone 800-289-0494 (domestic) or +1-913-981-5520 (international)

•	Webcast connection through the Dendreon website at www.dendreon.com in the Investors/Webcast section.

REPLAY Access:

•	Phone replay, available for 3 days by calling 888-203-1112 (domestic) or +1-719-457-0820 (international); Passcode: 4171290

•	Webcast replay, is available for 90 days from the Dendreon website at www.dendreon.com in the Investors/Webcast section.

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the development of innovative cancer treatments. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody and small molecule product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include the risk that Dendreon may lack the financial resources and access to capital to fund development and commercialization of Provenge and its other product candidates, the risk that Dendreon may not develop an adequate commercial infrastructure, the risk that components of Provenge will not be successfully manufactured or manufactured in necessary quantities and with required qualities, the risk that the safety and/or efficacy results of clinical trials for Provenge will not support an application for marketing approval for that product candidate, the risk that the FDA will not be satisfied with an application for marketing approval for Provenge or any of its other product candidates, the risk that Provenge or any of its other product candidates, if approved for marketing, will not be successfully commercialized, the risk of reliance on key employees, the risk associated with dependence on intellectual property, and risks related to Dendreon’s limited operating history. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended March 31,
	2005	2004
Revenue	$57	$4,679
Operating expenses:
Research and development	15,889	13,698
General and administrative	3,926	6,110
Marketing	846	218

Total operating expenses	20,661	20,026

Loss from operations	(20,604)	(15,347)
Interest income	1,177	851
Interest expense	(74)	(84)
Other expense	—	(290)

Loss before income taxes	(19,501)	(14,870)
Foreign income tax expense	—	(30)

Net loss	$(19,501)	$(14,900)

Basic and diluted net loss per share	$(0.33)	$(0.28)

Shares used in computation of basic and diluted net loss per share	59,136	53,541

	March 31, 2005	December 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$78,843	$54,501
Short-term investments	93,396	122,559
Long-term investments	2,806	18,670
Total assets	198,809	217,353
Total stockholders’ equity	180,371	198,565